Filed Pursuant to 424(b)(3)
 File No. 333-210628
PROSPECTUS SUPPLEMENT NO. 3 To Prospectus dated May 26, 2016

Subscription Rights to Purchase Up to 7,843,137 Units
Consisting of an Aggregate of Up to 7,843,137 Shares of Common Stock
and Warrants to Purchase Up to 3,921,568 Shares of Common Stock
at a Subscription Price of $2.55 Per Unit

This Prospectus Supplement No. 3 amends and supplements the prospectus dated May 26, 2016, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-210628). We refer to the prospectus as amended and supplemented to date as the "Prospectus."
This Prospectus Supplement No. 3 is being filed to amend and supplement the information included in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on June 13, 2016. Accordingly, we have attached the current report on Form 8-K to this Prospectus Supplement No. 3.
The Prospectus relates to our distribution to holders of our common stock, at no charge, non-transferable subscription rights to purchase units at $2.55 per unit. Each unit consists of one share of common stock and 0.5 of a warrant, with each whole warrant exercisable for 30 months from the date of issuance for one share of our common stock at an exercise price of $3.06 per share. You will receive one subscription right for each share of common stock owned at 5:00 p.m., Eastern Time, on May 20, 2016, the record date of the rights offering. The common stock and the warrants comprising the units will separate upon the closing of the rights offering and will be issued separately but may only be purchased as a unit, and the units will not trade as a separate security. The subscription rights are not tradable.  The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on June 10, 2016, unless we extend or earlier terminate the rights offering.
 The rights offering is being conducted on a best-efforts basis and there is no minimum amount of proceeds necessary to be received in order for us to close the rights offering.
We have engaged Maxim Group LLC to act as dealer-manager in the rights offering.
Investing in our securities involves a high degree of risk. See the section entitled "Risk Factors" beginning on page 21 of the Prospectus. You should carefully consider these risk factors, as well as the information contained in the Prospectus, before you invest.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 3 or the Prospectus.  Any representation to the contrary is a criminal offense.
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The date of this Prospectus Supplement No. 3 is June 13, 2016.